Exhibit 99.1

For Immediate Release

AMEX Accepts Company's Plan of Compliance

Mystic, CT (February 7, 2008) - On October 12, 2007, Flight Safety Technologies, Inc. (AMEX: FLT) received notice from the Amex Staff indicating that the Company is below certain of the Exchange's continued listing standards due to losses in three of its four most recent fiscal years and stockholder equity below $4 million, as set forth in Section 1003 (a)(ii) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on November 12, 2007 presented its plan to the Exchange.

On February 1, 2008, the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until April 13, 2009 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period would likely result in the Company being delisted from the American Stock Exchange.

As part of the plan, the Exchange has required the Company to complete an equity private placement transaction or a comparable transaction prior to June 30, 2008.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. These new technologies include AWSM™, SOCRATES®, UNICORN™ and TIICM™. The Aircraft Wake Safety Management (AWSM™) system is being developed to provide a total airport system solution to the need for increased airport capacity with enhanced safety. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM™ is an airborne passive countermeasure initiative to protect airliners against the threat of certain terrorist missile attacks.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:

William B. Cotton
Chief Executive Officer
Flight Safety Technologies, Inc.
(860) 245-0191